UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 26, 2011 (May 26, 2011)

EVERGREEN ENERGY INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-14176	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

1225 17th Street, Suite 1300 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 293-2992
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

 The information set forth under Item 8.01, below, is incorporated herein by reference

Item 3.02  Unregistered Sales of Equity Securities.

The information set forth under Item 8.01, below, is incorporated herein by reference

Item 8.01.  Other Events

Settlement of 2007 Notes Litigation

As previously reported by the Company, subsequent to the closing of the sale of certain of our assets and those of our subsidiary, Buckeye Industrial Mining Company, Inc. (“Buckeye”) and certain assets of Evergreen Energy, Inc. and payment of the 2009 Notes, on April 1, 2010, certain holders of our outstanding 2007 Notes commenced litigation (the “2007 Notes Litigation”) initially against Buckeye and the holders of the 2009 Notes (the “2009 Noteholders”),  AQR Absolute Return Master Account L.P., et al., v. Centurion Credit Funding LLC, Level 3 Capital Fund, LP, Buckeye Industrial Mining Company, et al., Case No. 10CV340 (Ct. Com. Pl. Columbiana County, OH). The Company was subsequently added as a defendant in the action.

On February 1, 2011, the Company and Buckeye entered into a Forbearance and Settlement Agreement (the “Settlement Agreement”) with certain holders of the 2007 Notes (the “Settling 2007 Noteholders”) and the the 2009 Noteholders.  Subject to the Company complying with the terms of the Settlement Agreement through May 17, 2011 (the “Final Settlement Date”), settlement provided for the direct redemption by the Company of approximately $14.1 million in aggregate face value of 2007 Notes currently held by the Settling 2007 Noteholders, in exchange for the following: (i) the payment of approximately $6.76 million in cash to the Settling 2007 Noteholders; and (ii) the issuance of warrants to the Settling 2007 Noteholders for the purchase of up to 531,250 shares of the Company’s common stock at an exercise price of $7.20 per share.  The Settlement Agreement also provided for the 2009 Noteholders to purchase $3.2 million of 2007 Notes from the Settling 2007 Noteholders for $1.6 million on the Final Settlement date, which the Company will redeem as described further below.

Pursuant to the Settlement Agreement, during February 2011, the Company paid the $1.45 million forbearance fee and made the initial settlement payment of $3.3 million to the Settling 2007 Noteholders.  Pending the Final Settlement Date, the Company accounted for the $3.3 million payment as a reduction to the Company’s obligations owed to the 2007 Noteholders pursuant to the terms discussed in the preceding paragraph.  Further, in February 2011,the Company issued of warrants to the Settling 2007 Noteholders for the purchase of up to 531,250 shares of the Company’s common stock at an exercise price of $7.20 per share.    The Company offered and issued warrants to the 2007 Noteholders in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.  Lastly, on or about April 4, 2011, $2.0 million of the escrow proceeds (available under the escrow established in connection with the Rosebud Agreement) was released directly to the Settling 2007 Noteholders.  This $2.0 million has also been treated as a reduction in the obligations owed to the 2007 Noteholders pending the Final Settlement Date.

On May 17, 2011, as a result of the Company satisfying all conditions under the Settlement Agreement, the Final Settlement Date occurred.  Pursuant to the terms of the Settlement Agreement: (i) the Notices of Acceleration transmitted to the 2007 Note Indenture Trustee on May 18, 2010 were rescinded; (ii)  the 2009 Noteholders purchased $3.2 million of 2007 Notes from the Settling 2007 Noteholders for $1.6 million; and (iii)  the Company received, and subsequently redeemed, approximately $16.6 million in aggregate face value of 2007 Notes previously held by the Settling 2007 Noteholders, including the 2007 Notes purchased by the 2009 Noteholders.  The remaining $725,000 of 2007 Notes is in the process of being delivered for redemption.

The parties are in process of filing a stipulated entry dismissing the litigation.

In connection with the settlement of the 2007 Notes Litigation, on May 17, 2011, pursuant to the terms of a Note Purchase Agreement, the Company issued to the 2009 Noteholders in exchange for the $3.2 million of

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2007 Notes purchased by them , a convertible note with the following terms: (i) principal amount of $1.55 million; (ii) maturity date of May 17, 2012; (iii) stated interest rate of 7% per annum, payable upon maturity; and (iv) convertible (in whole or in part), at any time after the May 17, 2011 until payment of the note in full, at the holder’s option, into shares of the Company’s common stock at a conversion price equal to $1.89 per share.  The Company also issued warrants to the 2009 Noteholders for the purchase of up to 200,000 shares of our common stock at an exercise price per share of $1.89.   The Company offered and sold the convertible note and warrants to the 2009 Noteholders in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Section 9.  Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Title or Description

4.2	Form of Warrant Agreement with 2009 Noteholders (incorporated by reference to Exhibit 4.2 to our Form 8-K filed February 2, 2011)
10.1	Note Purchase Agreement (incorporated by reference to Exhibit 10.2 to our Form 8-K filed February 2, 2011)
10.2	Form of Note Agreement (incorporated by reference to Exhibit 10.3 to our Form 8-K filed February 2, 2011)
99.1*	Press release of Evergreen Energy Inc. dated May 26, 2011.

*           Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Energy Inc.

Date: May 26, 2011	By: /s/ Diana L. Kubik
Diana L. Kubik
Executive Vice President and Chief Financial Officer

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